EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations		Investor Relations
Akamai Technologies	—or—	Akamai Technologies
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com
     AKAMAI ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK
CAMBRIDGE, MA — November 1, 2005 — Akamai Technologies, Inc. (NASDAQ: AKAM), announced today a public offering of 12,000,000 shares of its common stock. The Company anticipates receiving gross proceeds from this offering of approximately $208 million, based on yesterday’s closing sale price of the Company’s common stock of $17.34 per share, before discount to the underwriter and other expenses of the offering. Akamai has granted to the underwriter a 30-day option to purchase up to 1,800,000 additional shares of common stock to cover over-allotments, if any. Akamai expects the issuance and delivery of the shares to occur on November 3, 2005.
Deutsche Bank Securities Inc. served as the underwriter of the offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be the sale of any of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The offering was made only by means of a prospectus. A copy of the final prospectus relating to these securities may be obtained from Deutsche Bank Securities Inc. (60 Wall Street, New York, New York, 10005).
Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Akamai’s filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.
About Akamai
Akamai® is the leading global service provider for accelerating content and business processes online. More than 1,800 organizations have formed trusted relationships with Akamai, improving their revenue and reducing costs by maximizing the performance of their online businesses. Leveraging the Akamai EdgePlatform, these organizations gain business advantage today, and have the foundation for the emerging Web solutions of tomorrow. Akamai is “The Trusted Choice for Online Business.” For more information, visit www.akamai.com.
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